Lawrence Scharfman & Co., CPA P.C.
Certified Public Accountants

18 E. SUNRISE HIGHWAY, #203	9608 HONEY BELL CIRCLE
FREEPORT, NY 11520	BOYNTON BEACH, FL 33437
TELEPHONE: (516) 771-5900	TELEPHONE: (561) 733-0296
FACSIMILE: (516) 771-2598	FACSIMILE: (561) 740-0613

April 27, 2008

Securities and Exchange Commission
 450 Fifth Street, N.W.
 Washington, DC 20549
 U.S.A.

Dear Ladies and Gentlemen:

We are the former independent auditors for Competitive Companies, Inc. (the “Company”). We have read the Company’s current report on 8-K dated April 27, 2009 and are in agreement with the disclosure in Item 4, in so far as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

/s/ Lawrence Scharfman
Lawrence Scharfman, CPA
Boynton Beach Florida
April 27, 2009